Exhibit 99.1
PRESS RELEASE

Available for Immediate Publication: March 18, 2008
Contacts:	Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
David Heaberlin, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com
Capital Corp of the West Files Form 12b-25 in connection with late filing of Form 10-K
Merced, California, March 18, 2008. Capital Corp of the West (Nasdaq: CCOW) the holding company for County Bank, on March 18, 2008, filed a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission to report that it was not able to timely file its Annual Report on Form 10-K for the year ended December 31, 2007.
The Company has determined, in working with its bank regulators and independent credit specialists, that certain of its loans required an adverse classification and a substantially greater provision for possible loan losses, primarily as a result of the rapid decline in real estate values in California’s Central Valley in the fourth quarter of 2007. The number of loans affected and the inability to obtain timely appraisals and other supporting market information contributed to delays in the preparation of the Company’s financial statements and Form 10-K. The Company’s personnel are re-examining the amounts of the allowance at December 31, 2007 in light of economic conditions affecting the Company’s borrowers and the collateral for its loans.
The Company has also concluded that it had material weaknesses in its credit / lending and accounting functions. The material weaknesses relate to the proper credit risk classification of loans, establishing the level of its allowance for loan losses, accounting for housing tax partnerships and certain other matters. The Company is in the process of correcting for these weaknesses and ensuring that other items related to these weaknesses are correctly accounted for as of December 31, 2007. This remediation process has included independent evaluations of more than 70% of the dollar amount of the $1.3 billion of commercial loans outstanding at December 31, 2007. However remediation of the underlying processes is likely to be completed over the next several quarters. As a result of this effort, the Company’s financial reporting staff has experienced difficulty in finalizing loan loss estimates and gathering sufficient information to resolve the other items described above in order to complete the filing of its Form 10-K for the year ended December 31, 2007 by the prescribed due date.
The Company continues to dedicate significant resources to the preparation of its financial statements, internal control testing, as well as reporting and preparation of the Form 10-K. The Company expects to file the Form 10-K on or before the fifteenth calendar day following its prescribed due date.
At present, the Company’s best reasonable estimate is that it will report a net after-tax loss of approximately $4 million for the year ended December 31, 2007, including a net after tax loss of approximately $15 million for the fourth quarter of 2007, compared to net income for the year ended December 31, 2006 of $22.7 million, including net income of $5.1 million in the fourth quarter of 2006. This determination is subject to resolution of the issues described in Section III above.

The quarterly loss is attributable primarily to a preliminary pre-tax provision for loan losses of approximately $26 million. The estimated pre-tax provision for all of 2007 was $31 million compared with $400,000 for 2006. The largest factor contributing to the increased provision was the rapid fourth quarter 2007 decline in real estate values in California’s Central Valley, including the Company’s primary service area in Merced County. Non-accrual loans at December 31, 2007 are currently estimated to approximate $54 million.
The Company currently estimates its pre-tax loss for 2007 at approximately $13 million. This figure includes, in addition to the $31 million pre-tax loan loss provision discussed above, a $1.4 million impairment related to a 1995 acquisition as a result of the Company’s annual fourth quarter assessment of goodwill and a $1 million Q4 2007 impairment of an Agency preferred security due to then-current market conditions and an assessment of the issuer.
Assuming no further adjustments, at December 31, 2007 the Company’s subsidiary County Bank had a total risk-based capital ratio of 9.90%, a Tier 1 capital ratio of 7.48% and a leverage ratio of 6.39%. The Bank’s estimated risk-based capital ratio is below the 10.00% total capital requirement for well-capitalized status at December 31, 2007, and as a result the Bank’s capital is within adequately capitalized levels. The Company itself had a total risk-based capital ratio of 10.23%, a Tier 1 capital ratio of 8.19% and a leverage ratio of 6.96% as of December 31, 2007.
Reference Information
Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has over 30 years of service as “Central California’s Community Bank.” Currently, County Bank has forty-one branch offices serving thirteen counties in California. Its primary concentration is in the Central Valley of California. As of the latest FDIC data, County Bank has a 7.29% market share in the six Central California counties in which it has a significant retail branch presence, ranking County Bank fifth out of forty-one financial institutions in that market area. For further information about the Company’s financial performance, contact Tom Hawker, President and Chief Executive Officer, at (209) 725-2276, or David Heaberlin, Chief Financial Officer, at (209) 725-7435.
Note: This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements regarding the Company’s intention to file its Form 10-K on or before the fifteenth day following its prescribed due date (the “extension deadline”) and the completion of matters necessary to permit filing by the extension deadline. There can be no assurances that these forward-looking statements will be achieved, and actual results could differ materially from those suggested by such forward-looking statements. Important factors that could cause actual results to differ materially include: whether the Company can complete its financial statements by the extension deadline, in light of material weaknesses identified above; whether the Company can complete by the extension deadline matters relating to analysis of the required level of its allowance for loan losses; whether all or any of these matters affect the ability of the Company’s outside auditors to complete their audit and any related procedures required with respect to the Form 10-K; the impact, if any, of the results and findings on the financial statements of the

Company; and risks of litigation and governmental or other regulatory inquiry or proceedings arising out of or related to any of the matters described above. Therefore, any forward-looking statements in this Form 12b-25 should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.